*** FOR IMMEDIATE RELEASE***

News Release: April 30, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Seattle Bank Announces New Appointments to Board of Directors

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that its regulator, the Federal Housing Finance Board (Finance Board), has appointed four individuals to serve on the Seattle Bank's Board of Directors. The four appointees join the two appointed directors and 10 elected directors currently serving on the Seattle Bank's board.

Les AuCoin is a visiting professor at Southern Oregon University, an author, and a retired U.S. Congressman from Oregon. During his 18-year tenure in Congress, he served on the House Appropriations Committee, the House Banking Committee, and the Housing and Community Development and International Institutions subcommittees. He has also served as president and chief executive officer of the Oregon Health Sciences Foundation and as the Glenn L. Jackson Professor of Political Science at Southern Oregon University. Mr. AuCoin was a member of the Seattle Bank's Board of Directors from 1994 - 2000.

Frederick C. Kiga is director of corporate and government relations for the Russell Investment Group in Seattle, Washington, chair of the University of Washington Board of Regents, and a member of numerous professional and civic boards and commissions. From 1997 - 2003, he served as chief of staff to Washington State Governor Gary Locke and, prior to that, was director of the Washington State Department of Revenue. Mr. Kiga has also been a consultant with a large national accounting firm and a banker with Washington Mutual.

Michael W. McGowan is president and chairman of Daniel Capital Management Ltd., in Missoula, Montana. The firm provides business consulting and investor relations services through WallStreetWindow.com, and co-manages U.S.A. Capital LLC, a hedge fund domiciled in Virginia. Mr. McGowan has founded several renewable energy companies, recently serving as founder/vice chairman of Nova Biosource Fuels, Inc. Before entering the energy sector, Mr. McGowan worked for 20 years in banking and financial management as an institutional portfolio manager.

Cynthia A. Parker is vice president of Seattle-Northwest Securities' affordable housing and real estate group, chair of the housing committee of the board of directors of the YWCA of Seattle-King County-Snohomish County, co-chair of the Sound Families initiative for the Bill and Melinda Gates Foundation, and a director of Impact Capital. From 1999 - 2002, she was director of the City of Seattle's Office of Housing and, prior to that, served as executive director of Anchorage Neighborhood Housing Services, Inc. She is a former director of the Federal Reserve Bank of San Francisco, a past president of National Neighborhood Housing Network, and served on the Seattle Bank's Affordable Housing Advisory Council from 1991 - 1998.

These appointments to the Seattle Bank's Board of Directors are effective immediately. Mr. AuCoin and Mr. McGowan were appointed to serve the remainder of three-year terms that began January 1, 2006. Mr. Kiga and Ms. Parker were appointed to serve the remainder of three-year terms that began January 1, 2007. Ms. Parker was designated as a community interest director.

The Seattle Bank's Board of Directors, which is comprised of financial service, business, and community leaders from across the Seattle Bank's district, currently includes 16 members: 10 directors elected by our members and six appointed by the Finance Board. Two are community interest directors chosen from organizations with more than a two-year history of representing consumer or community interests on banking services, credit needs, housing, or financial consumer protections.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's 2006 Form 10-K filing with the SEC, which is available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.

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